Exhibit 15

Crowe LLP Independent Member Crowe Global

November 2, 2018

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE SEPTEMBER 30, 2018 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated November 2, 2018, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three-month and nine-month periods ended September 30, 2018 and 2017, included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2018, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/Crowe LLP